Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on 04/16/08.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
The following materials are available for view:
Notice and Proxy Statement and Annual Report
To view this material, have the 12-digit Control #(s) available and visit: www.investorEconnect.com

If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy
To facilitate timely delivery please make the request as instructed below on or before 03/27/08.
To request material:     Internet: www.investorEconnect.com      Telephone: 1-800-579-1639      **Email: sendmaterial@investorEconnect.com
**If requesting material by e-mail please send a blank e-mail with the 12-digit Control# (located on the following page) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

UNIVERSAL FOREST PRODUCTS, INC.
2801 EAST BELTLINE, NE
GRAND RAPIDS, MI 49525

UNIVERSAL FOREST PRODUCTS,

Vote In Person
Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet
To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

Meeting Location
The Annual Meeting for holders as of 02/20/08
is to be held on 04/16/08 at 8:30 A.M. EDT
at:    The Universal Forest Products
Technology & Training Building
2880 East Beltline Lane
NE Grand Rapids, MI

   FOR MEETING
DIRECTIONS PLEASE
R1UFP

Voting items
The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3

1.	Vote on Directors

Nominees:
01)	John W.

02)	Garside

03)	Mark A. Murray
2.	Approve the Company’s Amended Employee Stock Purchase

3.	To ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for fiscal
R1UFP